Exhibit 99.1

BIONIK Laboratories’ Fiscal Year 2020 Q1 Financial Results Feature 57% Increase in Sales

TORONTO & BOSTON – August 13, 2019 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, yesterday announced financial results for its first quarter of fiscal year 2020, ended June 30, 2019.

Financial highlights for the first quarter of fiscal year 2020 ended June 30, 2019 and recent weeks include:

•	Sales increased to $790,379 for Q1 2020 compared to $501,333 for Q1 2019.

•	Margins increased to 57.5% in Q1 2020 from 49.5% in Q1 2019.

Corporate highlights for the first quarter of fiscal year 2020 ended June 30, 2019 and recent weeks include:

•	Completed the sale of three InMotion™ Arm therapy robots including the recently released InMotion™ Arm/Hand system to Bionik (China) Medical Technology Co. Ltd. as part of the progressive implementation of our joint venture which we entered into in 2017 and sold five InMotion™ robots to U.S. customers

Management Commentary

Commenting on the quarter, Dr. Eric Dusseux, M.D., BIONIK’s Chief Executive Officer, said, “"I am very pleased with the excellent progress we made in the U.S. with our next-generation system offering enhanced functionality to support clinical rehabilitation of stroke survivors and those with mobility impairments due to neurological conditions. During last year’s second fiscal quarter we shipped three InMotion™ Arm therapy robots to our 2017 joint venture, BIONIK (China) Medical Technology Co., Ltd., and we matched it this quarter by also shipping it three InMotion™ Arm/Hand therapy robots. The robots will be used for testing to support State Drug Administration approval in China. We are very excited by this progress and hope that we will be able to address rehabilitation for the 2.4 million new stroke patients each year in China. Beyond the clinical InMotion™ line of products, through our development program, we also look forward to penetrating the at-home markets in the U.S. and abroad in the future.”

BIONIK continues to expect to achieve the following milestones during fiscal year 2020:

•	Continue to expand sales channels in North America and abroad.

•	Further develop InMotion™ robotic products to serve clinical rehabilitation providers and to provide home-based solutions for extended rehabilitation therapy and mobility enhancement.

•	Work with our commercial outsourced manufacturing partner to enhance effectiveness in order to support the expected increase in product demand and introduction of new products.

•	Increase sales of service contracts and warranties.

Financial Results

Sales for quarter ended June 30, 2019 were $790,379, compared with $501,333 for the quarter ended June 30, 2018. The increase reflects the sale of eight InMotion™ last generation commercial robots during the quarter. In addition, deferred revenue, comprised of training to be provided and extended warranties, increased to $525,794 at June 30, 2019 from $467,778 at March 31, 2019, a 12.4% increase, and from $129,784 at June 30, 2018, a 305.1% increase. The Company believes that extended warranties and training are important and growing parts of its business.

Gross margin for the quarter ended June 30, 2019 was $454,294 or 57.5%, compared to $248,170 or 49.5% for the quarter ended June 30, 2018. The higher gross margin has been achieved due to higher average selling prices for the period and the economies of scale deriving from higher volume manufacturing of our robots.

The Company reported a comprehensive loss for the quarter ended June 30, 2019 of $(2,120,644), or a loss per share of $(0.55), compared with a comprehensive loss of $(760,698), or a loss per share of $(0.44), for the quarter ended June 30, 2018. The higher loss is principally due to a gain on mark to market re-evaluation recorded in the quarter ended June 30, 2018 which decreased the loss in 2018 by $2,048,697.

BIONIK had cash and cash equivalents of $530,031 as of June 30, 2019, compared with $446,779 as of March 31, 2019. The Company’s working capital deficit at June 30, 2019 was $802,997 compared to a working capital surplus of $479,408 as of March 31, 2019. The working capital deficit at June 30, 2019 is due to convertible loans received by the Company during the quarter being recorded as current liabilities rather than in equity when the loans are converted.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at	As at
	June 30,	March 31,
	2019	2019
		(audited)
	$	$
Assets
Current
Cash and cash equivalents	530,031	446,779
Accounts receivable, net of allowance for doubtful accounts of $Nil (March 31, 2018 - $Nil)	1,027,012	1,523,193
Prepaid expenses and other receivables	1,194,727	1,355,032
Inventories	582,058	405,682
Due from related parties	19,068	18,585
Total Current Assets	3,352,896	3,749,271
Equipment	211,360	192,528
Technology and other assets	4,358,408	4,427,722
Goodwill	22,308,275	22,308,275
Total Assets	30,230,939	30,677,796

Liabilities and Shareholders' Equity
Current
Accounts Payable	1,055,017	1,148,852
Accrued liabilities	1,620,632	1,653,233
Convertible Loans	954,450	-
Deferred revenue	525,794	467,778
Total Current Liabilities	4,155,893	3,269,863
Long term
Term loan	500,000	-
Total Liabilities	4,655,893	3,269,863
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value
$0.001; Authorized; Issued and outstanding - 1 (March 31, 2019 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000 (March 31, 2019 – 500,000,000); Issued and outstanding 3,702,398 and 156,239 Exchangeable Shares (March 31, 2019 – 3,661,838 and 196,799 Exchangeable Shares)	3,858	3,858
Additional paid in capital	74,007,056	73,719,299
Deficit	(48,478,017)	(46,357,373)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	25,575,046	27,407,933
Total Liabilities and Shareholders' Equity	30,230,939	30,677,796

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

For the three month periods ended June 30, 2019 and 2018 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months	Three months
	ended	ended
	June 30, 2019	June 30, 2018
	$	$
Sales	790,379	501,333
Cost of Sales	336,085	253,163
Gross Margin	454,294	248,170

Operating expenses
Sales and marketing	583,732	542,659
Research and development	816,523	676,743
General and administrative	841,693	979,479
Share-based compensation expense	287,757	595,412
Amortization	69,314	71,053
Depreciation	23,970	17,595
Total operating expenses	2,622,989	2,882,941

Other (income) expenses
Accretion expense	-	134,251
Fair Value Adjustment	-	44,087
Gain/Loss on mark to market re-evaluation	-	(2,048,697)
Other expense	14,296	37,420
Foreign exchange	(62,347)	(41,134)
Total other expenses	(48,051)	(1,874,073)
Net loss and comprehensive loss for the period	(2,120,644)	(760,698)

Loss per share - basic and diluted	(0.55)	(0.44)

Weighted average number of shares outstanding – basic and diluted	3,858,637	1,716,728

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows

For the three months periods ended June 30, 2019 and 2018 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Three months ended
	June 30, 2019	June 30, 2018
	$	$
Operating activities
Net loss for the period	(2,120,644)	(760,698)
Adjustment for items not affecting cash
Depreciation	23,970	17,595
Amortization	69,314	71,053
Interest expense	13,283	36,702
Share based compensation expense	287,757	595,412
Accretion expense	-	134,251
Fair Value Adjustment	-	44,087
Gain/Loss on mark to market re-evaluation	-	(2,048,697)
Allowance for doubtful accounts	-	(19,694)
	(1,726,320)	(1,929,989)
Changes in non-cash working capital items
Accounts receivable	496,181	(137,756)
Prepaid expenses and other receivables	160,305	(51,783)
Due from related parties	(483)	350
Inventories	(176,376)	81,648
Accounts payable	(93,835)	11,468
Accrued liabilities	(41,434)	(402,141)
Deferred revenue	58,016	7,117
Net cash (used in) operating activities	(1,323,946)	(2,421,086)
Investing activities
Acquisition of equipment	(42,802)	(7,844)
Net cash (used in) investing activities	(42,802)	(7,844)
Financing activities
Proceeds from convertible loans	950,000	2,934,298
Repayment of Demand notes principal	-	(50,000)
Repayment of Demand notes interest	-	(2,975)
Proceeds from term loan	500,000	-
Net cash provided by financing activities	1,450,000	2,881,323
Net (decrease) in cash and cash equivalents for the period	83,252	452,393
Cash and cash equivalents, beginning of period	446,779	507,311
Cash and cash equivalents, end of period	530,031	959,704